                                                             EXECUTION COPY







                                    CARCORP, INC.,
                                      as Company,

                            COLLINS & AIKMAN PRODUCTS CO.,
                                  as Master Servicer

                                          and

                           COLLINS & AIKMAN PRODUCTS CO. AND
                      ITS WHOLLY OWNED SUBSIDIARIES NAMED HEREIN,
                                      as Sellers



                    AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT


                              Dated as of March 30, 1995

                                   TABLE OF CONTENTS


                                                                       Page


                                       ARTICLE I

                                      DEFINITIONS  . . . . . . . . . .    2
                1.1  Defined Terms . . . . . . . . . . . . . . . . . .    2
                1.2  Other Definitional Provisions . . . . . . . . . .    5

                                      ARTICLE II

                           PURCHASE AND SALE OF RECEIVABLES  . . . . .    5
                2.1  Purchase and Sale of Receivables  . . . . . . . .    5
                2.2  Purchase Price  . . . . . . . . . . . . . . . . .    8
                2.3  Payment of Purchase Price . . . . . . . . . . . .    8
                2.4  No Repurchase . . . . . . . . . . . . . . . . . .   10
                2.5  Rebates, Adjustments, Returns and Reductions;
                       Modifications . . . . . . . . . . . . . . . . .   11
                2.6  Limited Repurchase Obligation . . . . . . . . . .   11
                2.7  Obligations Unaffected  . . . . . . . . . . . . .   12
                2.8  Certain Charges . . . . . . . . . . . . . . . . .   12
                2.9  Certain Allocations . . . . . . . . . . . . . . .   12


                                      ARTICLE III

                            CONDITIONS TO PURCHASE AND SALE  . . . . .   13
                3.1  Conditions Precedent to the Company's Initial
                       Purchase of Receivables . . . . . . . . . . . .   13
                3.2  Conditions Precedent to All the Company's
                       Purchases of Receivables  . . . . . . . . . . .   15
                3.3  Conditions Precedent to Sellers' Obligations  . .   16
                3.4  Conditions Precedent to the Addition of a
                       Seller  . . . . . . . . . . . . . . . . . . . .   16


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES . . . . . .   18
                4.1  Representations and Warranties of the
                       Sellers Relating to the Sellers . . . . . . . .   18
                4.2  Representations and Warranties of the
                       Sellers Relating to the Agreement and the
                       Receivables . . . . . . . . . . . . . . . . . .   24


                                       ARTICLE V

                                 AFFIRMATIVE COVENANTS . . . . . . . .   25
                5.1  Certificates; Other Information . . . . . . . . .   25
                5.2  Compliance with Laws, etc.  . . . . . . . . . . .   25
                5.3  Preservation of Corporate Existence . . . . . . .   26
                5.4  Visitation Rights . . . . . . . . . . . . . . . .   26


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                                                                       Page

                5.5  Keeping of Records and Books of Account . . . . .   27
                5.6  Location of Records . . . . . . . . . . . . . . .   27
                5.7  Computer Files  . . . . . . . . . . . . . . . . .   27
                5.8  Policies  . . . . . . . . . . . . . . . . . . . .   27
                5.9  Obligations . . . . . . . . . . . . . . . . . . .   28
                5.10  Collections  . . . . . . . . . . . . . . . . . .   28
                5.11  Furnishing Copies, etc . . . . . . . . . . . . .   28
                5.12  Obligations with Respect to Obligors and
                        Receivables  . . . . . . . . . . . . . . . . .   29
                5.13  Responsibilities of the Sellers  . . . . . . . .   29
                5.14  Further Action . . . . . . . . . . . . . . . . .   29
                5.15  Certain Procedures . . . . . . . . . . . . . . .   32


                                      ARTICLE VI

                                  NEGATIVE COVENANTS . . . . . . . . .   32
                6.1  Liens . . . . . . . . . . . . . . . . . . . . . .   32
                6.2  Extension or Amendment of Receivables . . . . . .   32
                6.3  Change in Payment Instructions to Obligors  . . .   33
                6.4  Change in Name  . . . . . . . . . . . . . . . . .   33
                6.5  Policies  . . . . . . . . . . . . . . . . . . . .   33
                6.6  Modification of Ledger  . . . . . . . . . . . . .   33
                6.7  Business of the Sellers . . . . . . . . . . . . .   33
                6.8  Accounting of Purchases . . . . . . . . . . . . .   34
                6.9  Instruments . . . . . . . . . . . . . . . . . . .   34
                6.10  Ineligible Receivables . . . . . . . . . . . . .   34


                                      ARTICLE VII

                              PURCHASE TERMINATION EVENTS  . . . . . .   34


                                     ARTICLE VIII

                          THE SUBORDINATED NOTES; PARENT NOTE  . . . .   36
                8.1  Subordinated Notes  . . . . . . . . . . . . . . .   36
                8.2  Restrictions on Transfer of Subordinated
                       Notes . . . . . . . . . . . . . . . . . . . . .   37
                8.3  Parent Note . . . . . . . . . . . . . . . . . . .   37
                8.4  Restrictions on Transfer of Parent Note . . . . .   38


                                      ARTICLE IX

                                     MISCELLANEOUS . . . . . . . . . .   38
                9.1  Further Assurances  . . . . . . . . . . . . . . .   38
                9.2  Payments  . . . . . . . . . . . . . . . . . . . .   39
                9.3  Costs and Expenses  . . . . . . . . . . . . . . .   39


                                                - ii -

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                                                                       Page

                9.4  Successors and Assigns  . . . . . . . . . . . . .   40
                9.5  Governing Law . . . . . . . . . . . . . . . . . .   40
                9.6  No Waiver; Cumulative Remedies  . . . . . . . . .   41
                9.7  Amendments and Waivers  . . . . . . . . . . . . .   41
                9.8  Severability  . . . . . . . . . . . . . . . . . .   41
                9.9  Notices . . . . . . . . . . . . . . . . . . . . .   41
                9.10  Counterparts . . . . . . . . . . . . . . . . . .   42
                9.11  Construction of Agreement as Security
                        Agreement  . . . . . . . . . . . . . . . . . .   42
                9.12  Waivers of Jury Trial  . . . . . . . . . . . . .   43
                9.13  Jurisdiction; Consent to Service of Process  . .   43
                9.14  Addition of Sellers  . . . . . . . . . . . . . .   44
                9.15  Optional Termination of a Seller . . . . . . . .   44
                9.16  No Bankruptcy Petition . . . . . . . . . . . . .   46
                9.17  Termination  . . . . . . . . . . . . . . . . . .   46
                9.18  Confidentiality  . . . . . . . . . . . . . . . .   47
                9.19  Conversion of Currencies . . . . . . . . . . . .   48
                9.20  Taxes and Deductions . . . . . . . . . . . . . .   48
                9.21  Payments by Company  . . . . . . . . . . . . . .   49




           SCHEDULES

           Schedule 1     Locations of Chief Executive Offices;
                          Locations of Books and Records
           Schedule 2     Lockboxes
           Schedule 3     Discounted Percentage
           Schedule 4     Tax Matters



           EXHIBITS

           Exhibit A      Form of U.S. Dollar Subordinated Note
           Exhibit B      Form of Canadian Dollar Subordinated Note
           Exhibit C      Form of Parent Note
           Exhibit D      Form of Additional Seller Supplement
           Exhibit E      List of Corporate and Trade Names



                                                - iii -

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                       AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT,
             dated as of March 30, 1995, among Collins & Aikman Products Co., a Delaware corporation ("C&A Products"), each of the subsidiaries of C&A Products from time to time parties hereto (together with C&A Products, the "Sellers"), C&A Products, as master servicer (in such capacity, the "Master Servicer"), and Carcorp, Inc., a Delaware corporation (the "Company").


                                 W I T N E S S E T H :


                       WHEREAS, the Company, the Master Servicer, and
             certain subsidiaries of the Master Servicer that are parties thereto, in their capacities as sellers of receivables, have entered into a Receivables Sale Agreement, dated as of July 13, 1994 (as the same has been amended from time to time, the "Existing RSA");

                       WHEREAS, in the ordinary course of business, each
             Seller generates accounts receivable;

                       WHEREAS, pursuant to the Existing RSA, each Seller
             party thereto sells to the Company, and the Company purchases from such Seller, all of such Seller's right, title and interest in, to and under the Receivables (as defined therein) now existing or hereafter created and in the rights of such Seller in, to and under all Related Property (as defined therein);

                       WHEREAS, the Master Servicer, the Company and
             Chemical Bank, as Trustee, have entered into a Pooling Agreement, dated as of the date hereof (the "Pooling Agreement") in order to create a master trust into which the Company will transfer all of its right, title and interest in, to and under the Receivables (as defined in the Pooling Agreement) and certain other assets now or hereafter owned by the Company;

                       WHEREAS, the parties hereto wish to amend and
             restate in its entirety the Existing RSA;

                       NOW, THEREFORE, in consideration of the premises
             and of the mutual covenants herein contained, the parties hereto agree that the Existing RSA shall be and hereby is amended and restated in its entirety as follows:

                                       ARTICLE I

                                      DEFINITIONS

                       1.1 Defined Terms. Capitalized terms defined in the Pooling Agreement shall be used herein as therein defined (unless otherwise defined herein) and the following terms shall have the following meanings:

                       "Additional Seller Supplement" shall mean an
             instrument substantially in the form of Exhibit D by which an additional Subsidiary of C&A Products becomes a Seller party hereto.

                       "Canadian Dollar Subordinated Note" shall have the
             meaning specified in Section 8.1.

                       "Capital Stock" shall mean any and all shares,
             interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

                       "Dilution Adjustment" shall have the meaning
             specified in Section 2.5.

                       "Discounted Percentage" shall have the meaning
             specified in Schedule 3.

                       "Documents" shall have the meaning specified in
             subsection 5.14(d)(iii).

                       "Early Termination" shall have the meaning
             specified in Article VII.

                       "Effective Date" shall mean (i) with respect to
             each party hereto that was an original party to the Existing RSA, July 13, 1994, (ii) with respect to each Seller added as a Seller under the Existing RSA, the Seller Addition Date with respect to such Seller and (iii) with respect to each additional Subsidiary of C&A Products added as a Seller pursuant to Section 9.14 of this Agreement, the Seller Addition Date with respect to each such Subsidiary.

                       "ERISA Affiliate" shall mean with respect to any
             Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.



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                       "Existing RSA" shall have the meaning specified in
             the recitals hereto.

                       "Multiemployer Plan" shall mean with respect to
             any Person, a multiemployer plan as defined in
             Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
             Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                       "One-Month LIBOR" shall have the meaning specified
             in Section 1.1 of the Series 1 Supplement.

                       "Parent Note" shall have the meaning specified in
             Section 8.3.

                       "Payment Date" shall have the meaning specified in
             subsection 2.3(a).

                       "PBGC" shall mean the Pension Benefit Guaranty
             Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

                       "Plan" shall mean, with respect to any Person, any
             pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of such Person or any ERISA Affiliate of such Person.

                       "Pooling Agreement" shall have the meaning
             specified in the recitals hereto.

                       "Potential Purchase Termination Event" shall mean
             any condition or act specified in Article VII that, with the giving of notice or the lapse of time or both, would become a Purchase Termination Event.

                       "Purchase Price" shall have the meaning specified
             in Section 2.2.

                       "Purchase Termination Event" shall have the
             meaning specified in Article VII.

                       "Purchased Receivable" shall mean any Receivable
             sold to the Company by any Seller pursuant to, and in accordance with the terms of, this Agreement and not resold to such Seller pursuant to subsection 2.1(b) or 2.6.

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                       "Recalculated Deficiency" shall have the meaning
             specified in subsection 9.15(a).

                       "Reportable Event" shall mean any reportable event
             as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
             Section 414 of the Internal Revenue Code).

                       "Repurchase Amount" shall have the meaning
             specified in Section 2.6.

                       "Repurchase Event" shall have the meaning
             specified in Section 2.6.

                       "Sale Documents" shall mean this Agreement, the
             Subordinated Notes and the Parent Note.

                       "Sale Transactions" shall have the meaning
             specified in subsection 4.1(b).

                       "Separate VFC Amortization Event" shall have the
             meaning specified in Section 1.1 of the Series 2 Supplement.

                       "Seller Addition Date" shall have the meaning
             specified in Section 3.4.

                       "Seller Adjustment Payment" shall have the meaning
             specified in Section 2.5.

                       "Seller Repurchase Payment" shall have the meaning
             specified in Section 2.6.

                       "Seller Termination Condition" shall have the
             meaning specified in subsection 9.15(a).

                       "Series 1 Supplement" shall mean the Series 1995-1
             Supplement, dated as of March 30, 1995, among the Company, the Master Servicer and Chemical Bank, as Trustee, as amended, supplemented or otherwise modified from time to time.

                       "Series 2 Supplement" shall mean the Series 1995-2
             Supplement, dated as of March 30, 1995, among the Company, the Master Servicer, Societe Generale, as Agent, and
             Chemical Bank, as Trustee, as amended, supplemented or otherwise modified from time to time.

                       "Subordinated Notes" shall have the meaning
             specified in Section 8.1.

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                       "U.S. Dollar Subordinated Note" shall have the
             meaning specified in Section 8.1.

                       "Withdrawal Liability" shall mean liability to a
             Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.


                       1.2  Other Definitional Provisions.

                            (a)  The words "hereof", "herein" and
             "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                            (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Sellers and the Company, unless otherwise defined herein, shall have the respective meanings given to them under GAAP.

                            (c)  The meanings given to terms defined
             herein shall be equally applicable to both the singular and plural forms of such terms.


                                      ARTICLE II

                           PURCHASE AND SALE OF RECEIVABLES

                       2.1  Purchase and Sale of Receivables.

                            (a)  Subject to the terms and conditions of
             this Agreement, each of the Sellers, on such Seller's Effective Date, thereby sold, transferred, assigned, set over and otherwise conveyed, or does or continues to hereby sell, transfer, assign, set over and otherwise convey, without recourse (except as expressly provided herein), to the Company, all its respective right, title and interest, in, to and under (i) all Receivables then or now existing, as the case may be, and thereafter or hereafter arising, as the case may be, from time to time, as provided in paragraph (b) below, (ii) all payment and enforcement rights (but none of the obligations) with respect to Receivables,
             (iii) all Related Property in respect of such Receivables,
             (iv) all Collections with respect to (i), (ii) and (iii) and
             (v) for more certainty, the universality of all present and future assets listed in (i), (ii), (iii) and (iv) including all proceeds and payments in respect of any and all of the

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             foregoing clauses (including proceeds that constitute
             property of the types described in said clauses and including Collections).

                            (b) On the related Effective Date and on the date of creation of each newly created Receivable and until the close of business on the date immediately prior to the Trust Termination Date, all of the applicable Seller's right, title and interest in and to (i) in the case of such Effective Date, all existing Receivables and Related Property in respect of such Receivables and (ii) in the case of each such date of creation, all such newly created Receivables and all Related Property in respect of such Receivables shall be considered to be part of the assets that have been sold, transferred, assigned, set over and otherwise conveyed to the Company pursuant to paragraph (a) above without any further action by such Seller or any other Person. If any Seller shall not have received payment from the Company of the Purchase Price for any newly created Receivable on the Payment Date therefor in accordance with the terms of subsection 2.3(c), such newly created Receivable and the Related Property with respect thereto shall, upon receipt of notice from the applicable Seller of such failure to receive payment, immediately and automatically be sold, transferred, assigned and reconveyed by the Company to such Seller without any further action by the Company or any other Person.

                            (c)  All sales of Receivables and Related
             Property by any Seller hereunder shall be without recourse to, or representation or warranty of any kind (express or implied) by, any Seller, except as otherwise specifically provided herein. The foregoing sale, assignment, transfer and conveyance does not constitute and is not intended to result in a creation or assumption by the Company of any obligation of any Seller or any other Person in connection with the Receivables, the Related Property or any agreement or instrument relating thereto, including any obligation to any Obligor.

                            (d)  In connection with the foregoing
             conveyances, each Seller agrees to record and file, or cause to be recorded and filed, at its own expense, financing statements (and continuation statements with respect to such financing statements when applicable), and any other similar instruments, with respect to the Receivables and Related Property now existing and hereafter acquired by the Company from the Sellers meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect the purchases of the Receivables and Related Property by the Company from the Sellers, and to deliver evidence of such filings to the Company on or prior to the related Effective Date. It is the express intent of the parties hereto that the transfer of such Receivables and Related Property by the Sellers to the Company, as contemplated by this Agreement be, and be treated as, sales of the Receivables and the Related Property by the Sellers to the Company and not as a grant of a security interest therein to secure a debt or other obligation of the applicable Seller. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, each Seller hereby grants to the Company a first priority security interest in all of such Seller's right, title and interest in, to and under (i) all Receivables then or now existing, as the case may be, and thereafter or hereafter arising, as the case may be, from time to time, (ii) all payment and enforcement rights (but none of the obligations) with respect to such Receivables, (iii) all Related Property in respect of such Receivables, (iv) all Collections with respect to (i), (ii) and (iii) and (v) for more certainty, the universality of all present and future assets listed in
             (i), (ii), (iii) and (iv) including all proceeds and payments in respect of any and all of the foregoing clauses (including proceeds that constitute property of the types described in said clauses and including Collections), to secure all such Seller's obligations hereunder and agrees to take such reasonable steps as are necessary to perfect such security interest.

                            (e)  In connection with the foregoing
             conveyances, each Seller agrees at its own expense, as agent of the Company, that it will (i) indicate or cause to be indicated on the computer files and other listings relating to the Receivables that all Receivables and Related Property have been sold to the Company in accordance with this Agreement and (ii) deliver or cause to be delivered to the Company computer files, microfiche lists or typed or printed lists containing true and complete lists of all such Receivables, identified by Obligor and by the Receivables balance as of a date no later than five Business Days prior to the related Effective Date.

                            (f)  Notwithstanding anything contained
             herein to the contrary, from and after the time a Responsible Officer of the Company receives notice or becomes aware that a lien has been imposed under Section 412(n) of the Internal Revenue Code or Section 302(f) of ERISA for a failure to make a required installment or other payment to a plan to which Section 412(n) of the Internal Revenue Code or Section 302(f) of ERISA applies, the Company shall not purchase any Receivables until such time as the Company furnishes the Trustee evidence (which may be in the form of a payment receipt or wire transfer confirmation) that the Person who is required to make such payment pays to such plan the amount of such lien determined under Section 412(n)(3) of the Internal Revenue Code or Section 302(f)(3) of ERISA, as the case may be, or such lien expires pursuant to Section 412(n)(4)(B) of the Internal Revenue Code or
             Section 302(f)(4)(B) of ERISA.

                       2.2 Purchase Price. The amount payable by the Company to a Seller (the "Purchase Price") for newly created Receivables and Related Property on any Payment Date under this Agreement shall be equal to the product of (a) the aggregate outstanding Principal Amount of such Receivables as set forth in the applicable Daily Report and (b) the Discounted Percentage with respect to such Seller.

                       2.3  Payment of Purchase Price.

                            (a)  Upon fulfillment of the conditions set
             forth in Article III, the Purchase Price for Receivables and Related Property shall be paid or provided for in the manner provided below on each day for which a Daily Report is prepared and delivered to the Company (each such day, a "Payment Date"). Each Seller hereby appoints the Master Servicer as its agent to receive payment of the Purchase Price for Receivables and Related Property sold by it to the Company and hereby authorizes the Company to make all payments due to such Seller directly to, or as directed by, the Master Servicer. The Master Servicer hereby accepts and agrees to such appointment.

                            (b)  The Purchase Price for Receivables and
             the Related Property with respect thereto shall be paid by the Company on each Payment Date as follows:

                       (i)  by netting the amount of any Seller
                  Adjustment Payments or Seller Repurchase Payments pursuant to Section 2.5 or 2.6 against such Purchase Price;

                      (ii) to the extent available for such purpose, in cash from Collections; it being understood that Canadian Dollar cash Collections shall be applied solely to the Purchase Price of Canadian Dollar-denominated Receivables;

                     (iii) to the extent available for such purpose, in cash from the net proceeds of a transfer of such Purchased Receivables by the Company to other Persons pursuant to the Pooling Agreement;

                      (iv) at the option of the Company, by means of an addition to the principal amount of the Canadian Dollar Subordinated Note, the U.S. Dollar Subordinated Note or the Parent Note, as appropriate in accordance with this subsection, in an aggregate amount equal to the remaining portion of the Purchase Price not paid pursuant to (i), (ii) and (iii) above; provided, however, that (A) with respect to any Seller, the outstanding principal amount of such Seller's interest in the Subordinated Notes and the Parent Note shall not at any time exceed 40% of the aggregate Purchase Price received by such Seller from the Company with respect to the outstanding balance of the Purchased Receivables and (B) the aggregate outstanding principal amount of the Subordinated Notes (with the Canadian Dollar Subordinated Note being converted into U.S. Dollars based upon the Canadian Exchange Percentage) and the Parent Note shall not at any time exceed the Principal Amount of the Purchased Receivables less the sum of the Aggregate Adjusted Invested Amount and the aggregate reserves required to be maintained by the Company under the relevant Supplement for all Outstanding Series at such time; and provided further that the Company may pay by means of additions to the principal amount of either Subordinated Note or the Parent Note only if, at the time of such payment and after giving effect thereto, the fair market value of its assets, including any beneficial interests or indebtedness of a trust and all Receivables and Related Property it owns, after giving effect for this purpose to any Dilution Adjust-ments with respect to the Purchased Receivables, is greater than the amount of its liabilities including its liabilities on the Subordinated Notes, the Parent Note and all interest and other fees payable under the Pooling Agreement and the other Transaction Documents by at least $25,000,000. Any such addition to the principal amount of the Subordinated Notes shall be allocated among the Sellers by the Master Servicer in accordance with the provisions of this subsec-tion 2.3(b)(iv); provided, however, that additions to the principal amount of the Canadian Dollar Subordinated Note may only be made to evidence the purchase price of Receivables denominated in Canadian Dollars and additions to the U.S. Dollar Subordinated Note may only be made to evidence the purchase price of Receivables denominated in U.S. Dollars. The Master Servicer may evidence such payments by means of additions to the principal amount of the appropriate Subordinated Note by recording the date and amount thereof on the books and records of the Master Servicer for the account of the Sellers or on the grid attached to such Subordinated Note; provided that the failure to make any such recordation or any error in such grid shall not adversely affect any Seller's rights; and

                       (v)  in cash from the proceeds of capital
                  contributed by C&A Products to the Company, if any, in respect of its equity interest in the Company.

                            (c)  The Master Servicer shall be
             responsible, in its sole discretion but in accordance with the preceding subsection, for allocating among the Sellers the payment of the Purchase Price for Receivables and any amounts netted therefrom pursuant to subsection 2.3(b)(i) which allocation shall be, subject to the first proviso contained in subsection 2.3(b)(iv), either in the form of the cash received from the Company or as an addition to the principal amount of the Seller's interest in the applicable Subordinated Note. The Company shall be entitled to pay all amounts in respect of the Purchase Price of Receivables and Related Property to an account of the Master Servicer without regard to whether or how such payments are allocated by the Master Servicer to the Sellers. The Sellers acknowledge and agree that such payments constitute consideration for the Purchase Price of Receivables. All payments under this Agreement (i) to the extent such payments are made in Canadian Dollars, shall be made on the date specified therefor in Canadian Dollars in same day funds or by check, as the Master Servicer shall elect, (ii) in all other cases, shall be made on the date specified therefor in Dollars in same day funds or by check, as the Master Servicer shall elect, (iii) in all cases, shall be made not later than 3:00 p.m., New York City time, and (iv) shall be made (x) if to any Seller, to the bank account for such Seller designated in writing by the Master Servicer to the Company and (y) if to the Master Servicer, to the bank account designated in writing by the Master Servicer to the Company.

                            (d)  Whenever any payment to be made under
             this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Amounts not paid when due in accordance with the terms of this Agreement shall bear interest at a rate equal at all times to the Alternate Base Rate plus 2%, payable on demand.

                       2.4  No Repurchase.  Except to the extent
             expressly set forth herein, no Seller shall have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Company any Purchased Receivables or Related Property or to rescind or otherwise retroactively effect any purchase of any Purchased Receivables or Related Property after the Payment Date relating thereto.

                       2.5 Rebates, Adjustments, Returns and Reductions; Modifications. From time to time a Seller may make Dilution Adjustments to Receivables in accordance with this Section
             2.5 and Section 6.2. The Sellers, jointly and severally, agree to pay to the Company, on the Payment Date immediately succeeding the date of the grant of any Dilution Adjustment (regardless of which Seller shall have granted such Dilution Adjustment), the amount of any such Dilution Adjustment (a "Seller Adjustment Payment"); provided, that, prior to any Purchase Termination Event, any such payments to the Company shall be netted against the Purchase Price of newly created Receivables in accordance with subsection 2.3(b)(i) but only to the extent of the Purchase Price payable on such Payment Date; provided further, that, upon the occurrence and continuation of a Separate VFC Amortization Event, all Seller Adjustment Payments with respect to PAR Pool I shall be made solely in cash. A "Dilution Adjustment" shall mean any rebate, discount, allowance, refund or adjustment (including, without limitation, as a result of the application of any special or other discounts or any reconciliations) of any Receivable, the amount owing for any returns or cancellations and the amount of any other reduction of any payment under any Receivable in each case granted or made by the applicable Seller to the related Obligor, provided that a "Dilution Adjustment" does not include any Charge-Off. The amount of any Dilution Adjustment shall be set forth on the first Daily Report prepared after the date of the grant thereof.

                       2.6 Limited Repurchase Obligation. In the event that (i) any of the representations or warranties contained in Section 4.2 in respect of any Receivable shall be or have been incorrect in any material respect as of the date made or deemed made, or (ii) any Eligible Receivable shall become subject to any defense, dispute, offset or counterclaim of any kind (other than as expressly permitted by this Agreement) or any Seller shall breach any covenant contained in Sections 5.2, 5.8, 6.1, 6.2, 6.3, 6.4, 6.5, 6.8 or 6.9
             with respect to any Receivable (each of the foregoing events or circumstances described in clauses (i) and (ii) above, a "Repurchase Event"), such Receivable shall cease to be an Eligible Receivable on the date on which such Repurchase Event occurs. In addition, if any Repurchase Event shall occur with respect to any Receivable, then the Sellers, jointly and severally, agree to pay to the Company an amount (the "Repurchase Amount") equal to the Purchase Price of such Receivable (whether the Company paid such Purchase Price in cash or otherwise) less Collections received by the Company in respect of such Receivable, regardless of which Seller shall have been responsible for such Repurchase Event, such payment to occur on or prior to the 30th day after the day such Repurchase Event becomes known to any

             Seller (except that if such day is not a Business Day, such payment shall be made on the Business Day immediately succeeding such day) unless such Repurchase Event shall have been cured on or before such 30th day; provided that in the event the Company shall be required to repurchase such Receivable pursuant to Section 2.5 of the Pooling Agreement and the Company has insufficient funds to make such a repurchase, such Seller shall make such payment immediately; provided further, that, prior to the occurrence of any Purchase Termination Event, any such payments to the Company shall be netted against the Purchase Price of newly created Receivables in accordance with subsection 2.3(b)(i) but only to the extent of the Purchase Price payable on such Payment Date; provided further, that, upon the occurrence and continuation of a Separate VFC Amortization Event, all Seller Repurchase Payments with respect to PAR Pool I shall be made solely in cash. Any payment by any Seller pursuant to this Section 2.6 is referred to as a "Seller Repurchase Payment". If, on or prior to such 30th day (or the Business Day immediately succeeding such 30th day, as applicable), any Seller shall so reacquire any such Receivable, then the Company shall have no further remedy against the Sellers in respect of the Repurchase Event with respect to such reacquired Receivable. Upon a Seller Repurchase Payment, the Company shall automatically and without further action be deemed to sell, transfer, assign, set over and otherwise convey to the applicable Seller, without recourse, representation or warranty, all the right, title and interest of the Company in, to and under such Receivable and the Related Property with respect thereto. The Company shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by such Seller to effect the conveyance of such Receivable pursuant to this Section 2.6.

                       2.7 Obligations Unaffected. The obligations of the Sellers to the Company under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable or any sale of a Receivable.

                       2.8 Certain Charges. Each of the Sellers and the Company agrees that late charge revenue, reversals of discounts, other fees and charges and other similar items, whenever created, accrued in respect of Purchased Receiv-ables shall be the property of the Company notwithstanding the occurrence of an Early Termination and all Collections with respect thereto shall continue to be allocated and treated as Collections in respect of Purchased Receivables.

                       2.9 Certain Allocations. Each of the Sellers hereby agrees that, following the occurrence of an Early Termination in respect of any Seller, all Collections and other proceeds received in respect of Receivables generated by such Seller shall be applied first, to pay the outstanding Principal Amount of Purchased Receivables (as of the date of such Early Termination) of the Obligor to whom such Collections are attributable until such Purchased Receivables are paid in full and, second, to such Seller to pay Receivables of such Obligor not sold to the Company; provided, however, that notwithstanding the foregoing, if any such Seller can attribute a Collection to a specific Obligor and a specific Receivable, then such Collection shall be applied to pay such Receivable of such Obligor.



                                      ARTICLE III

                            CONDITIONS TO PURCHASE AND SALE

                       3.1 Conditions Precedent to the Company's Initial Purchase of Receivables. The obligation of the Company to purchase the Receivables and the Related Property hereunder on the related Effective Date from any Seller is subject to the conditions precedent, which may be waived by the Company, provided that the Rating Agency Condition shall have been satisfied with respect to any waiver of clauses
             (b)(i), (iii) and (v) below, that (a) each of the Sale Documents shall be in full force and effect and (b) the conditions set forth below shall have been satisfied on or before such Effective Date:

                       (i) the Company shall have received copies of duly adopted resolutions of the Board of Directors of each Seller as in effect on such Effective Date and in form and substance reasonably satisfactory to the Company, authorizing this Agreement, the documents to be delivered by such Seller hereunder and the trans-actions contemplated hereby, certified by the Secretary or Assistant Secretary of such Seller;

                      (ii) the Company shall have received duly executed certificates of the Secretary or an Assistant Secretary of each Seller, dated such Effective Date and in form and substance reasonably satisfactory to the Company, certifying the names and true signatures of the officers authorized on behalf of such Seller to sign this Agreement and any instruments or documents in connection with this Agreement;

                     (iii) each Seller shall have filed and recorded or will file on such Effective Date, at its own expense, UCC-1 financing statements (and registered assignments, verification statements or other similar statements or instruments) with respect to the Receivables and the Related Property in such manner and in such jurisdictions as are necessary or desirable to perfect the Company's ownership interest thereof under the UCC of all such jurisdictions (or any other similar law of any relevant jurisdictions (including the Provinces of Quebec and Ontario)) and delivered evidence of such filings to the Company on or prior to such Effective Date except with respect to the Canadian Seller which shall make all such necessary filings, assignments, registrations and verification statements and deliver evidence of such filings not later than ten Business Days after the date hereof with respect thereto; and all other action necessary or desirable, in the reasonable judgment of the Company, to perfect the Company's ownership of the Receivables and Related Property shall have been duly taken;

                      (iv) each Seller shall have delivered to the Company a microfiche, typed or printed list or other tangible evidence reasonably acceptable to the Company showing as of a date no later than five Business Days preceding such Effective Date, the Obligors whose Receivables are to be transferred to the Company on such Effective Date and the balance of the Receivables with respect to each such Obligor as of such preceding date; and

                       (v) the Company shall have received reports of UCC-1 and other searches of the Sellers (including reports showing the results of searches conducted against the Canadian Seller and any other Seller located in Canada in each of the relevant jurisdictions under those statutes of such jurisdictions (including, as the case may be, the Civil Code or the Personal Property Security Act of such jurisdiction) pursuant to which absolute assignments of, or mortgages, charges, hypothec or other security interests in or to, assets similar in nature to the Receivables or Related Property would ordinarily or customarily be the subject of a recording, filing or regulation in order to create, validate, preserve and perfect such assignment or security interests) with respect to the Receivables and the Related Property reflecting the absence of Liens thereon, except Liens created in connection with the sale by the Company of such Purchased Receivables and except for Liens as to which the Company has received UCC termination statements (or other similar instruments) to be filed on or prior to such Effective Date.

                       3.2 Conditions Precedent to All the Company's Purchases of Receivables. The obligation of the Company to pay a Seller for any Receivable and the Related Property with respect thereto on each Payment Date (including the related Effective Date) shall be subject to the further conditions precedent, which may be waived by the Company, provided that the Rating Agency Condition shall have been satisfied with respect to any waiver of clauses (a)(i)-(iii) below, that on such Payment Date:

                            (a)  the following statements shall be true
             (and the acceptance by such Seller of the Purchase Price for any Receivables on any Payment Date shall constitute a representation and warranty by such Seller that on such Payment Date such statements are true):

                       (i) the representations and warranties of such Seller contained in Sections 4.1 and 4.2 shall be true and correct in all material respects on and as of such Payment Date as though made on and as of such date, except insofar as such representations and warranties are expressly made only as of another date (in which case they shall be true and correct in all material respects as of such date);

                      (ii) no Purchase Termination Event or Potential Purchase Termination Event with respect to such Seller shall have occurred and be continuing; and

                     (iii) no Early Amortization Event (other than a Separate VFC Amortization Event) with respect to any Series shall have occurred and be continuing;

                            (b) the Company shall be satisfied that such Seller's systems, procedures and record keeping relating to the Purchased Receivables are in all material respects sufficient and satisfactory in order to permit the purchase and administration of the Purchased Receivables in accordance with the terms and intent of this Agreement (it being understood and agreed that as of the date hereof, the Sellers' systems, procedures and record-keeping relating to the Receivables are in all material respects sufficient and satisfactory);

                            (c)  the Company shall have received payment
             in full of all amounts for which payment is due from such Seller pursuant to Sections 2.5, 2.6 and 9.2;

                            (d)  the Company shall have received such
             other approvals, opinions or documents as the Company may reasonably request; and

                            (e) such Seller shall have complied with all of its covenants in all material respects and satisfied all of its obligations in all material respects under this Agreement required to be complied with or satisfied as of such date;

             provided, however, that the failure of any Seller to satisfy any of the foregoing conditions shall not prevent such Seller from subsequently selling Receivables upon satisfaction of all such conditions or exercising its rights under subsection 2.1(b).

                       3.3  Conditions Precedent to Sellers' Obligations.

                            (a)  The obligations of each Seller on the
             related Effective Date shall be subject to the conditions precedent that such Seller shall have received on or before such Effective Date the following, each dated such Effective Date and in form and substance satisfactory to such Seller:

                       (i) a copy of duly adopted resolutions of the Board of Directors of the Company authorizing this Agreement, the documents to be delivered by the Company hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company; and

                      (ii) a duly executed certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other docu-ments to be delivered by it hereunder.

                            (b)  The obligations of each Seller on each
             Payment Date shall be subject to the condition precedent that no Early Amortization Event set forth in paragraph (a) of Section 7.1 of the Pooling Agreement with respect to the Company shall have occurred and be continuing.

                       3.4 Conditions Precedent to the Addition of a Seller. No Subsidiary of C&A Products approved by the Company as an additional Seller pursuant to Section 9.14 shall be added as a Seller hereunder unless the conditions set forth below shall have been satisfied on or before the date designated for the addition of such Seller (the "Seller Addition Date"):

                       (i) the Company shall have received an Additional Seller Supplement duly executed and delivered by such Seller;

                      (ii) the Company shall have received copies of duly adopted resolutions of the Board of Directors of such Seller as in effect on the related Seller Addition Date and in form and substance reasonably satisfactory to the Company, authorizing this Agreement, the documents to be delivered by such Seller hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such Seller;

                     (iii) the Company shall have received duly executed certificates of the Secretary or an Assistant Secretary of such Seller, dated the related Seller Addition Date and in form and substance reasonably satisfactory to the Company, certifying the names and true signatures of the officers authorized on behalf of such Seller to sign the Additional Seller Supplement or any instruments or documents in connection with this Agreement;

                      (iv) a Lockbox Account with respect to Receivables to be sold by such Seller shall have been established in the name of the Company;

                       (v) such Seller shall have filed and recorded, at its own expense, UCC-1 financing statements (or other similar instruments) with respect to the Receivables and the Related Property in such manner and in such jurisdictions as are necessary or desirable to perfect the Company's ownership interest therein under the UCC (or any other similar law) and delivered evidence of such filings to the Company on or prior to the date thereof; and all other actions necessary or desirable, in the opinion of the Company, to perfect the Company's ownership of the Receivables shall have been duly taken;

                      (vi) such Seller shall have delivered to the Company a microfiche, a typed or printed list or other tangible evidence reasonably acceptable to the Company showing as of a date acceptable to the Company prior to the related Seller Addition Date the Obligors whose Receivables are to be transferred to the Company and the balance of the Receivables with respect to each such Obligor as of such date;

                     (vii) the Company shall have received reports of UCC-1 and other searches of such Seller with respect to the Receivables and the Related Property reflecting the absence of Liens thereon, except Liens created in connection with the sale or transfer by the Company of such Purchased Receivables and except for Liens as to which the Company has received UCC termination state-ments (or other similar instruments) to be filed on or prior to the related Seller Addition Date;

                   (viii) the Company shall have received (A) legal opinions on behalf of such Seller as to general corporate matters of such Seller (including, without limitation, an opinion as to the perfection of the Company's interest in the Purchased Receivables) and
                  (B) confirmation (1) as to the "true sale" of the Purchased Receivables sold hereunder and (2) as to the likelihood of the substantive consolidation of such Seller on the one hand and the Company on the other hand, all in form and substance reasonably satisfactory to the Company; and

                      (ix) the Company shall have received evidence that the Rating Agency Condition shall have been satisfied with respect to the addition of such Seller;

             provided, however, such additional Seller shall not be required to satisfy the condition set forth in clause (vii) above if such Seller is a newly formed (within the preceding ten Business Days), wholly owned Subsidiary of any existing Seller formed for the purpose of continuing the business or businesses, or a portion of the business or businesses, conducted by one or more of the existing Sellers such that no Obligors that were not Obligors of an existing Seller hereunder prior to the Seller Addition Date with respect to the additional Seller will become Obligors as a result of the addition of such Seller.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

                       4.1 Representations and Warranties of the Sellers Relating to the Sellers. Each Seller hereby represents and warrants to the Company on the related Effective Date and on each Payment Date that:

                       (a) Organization; Corporate Powers. It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all requisite corporate power and authority, and all material licenses, permits, franchises, consents, approvals and other governmental authorizations necessary to own or lease its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified and in good standing as a foreign corporation to do business in the jurisdiction in which its chief executive office is located and every other jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be likely to have a Material Adverse Effect and (iv) has the corporate power and authority to execute, deliver and perform this Agreement and each of the other Sale Documents to which it is a party and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

                       (b) Authorization. The execution, delivery and performance by it of this Agreement and each of the other Sale Documents to which it is a party, the sale of Receivables by it hereunder and the consummation of the other transactions contemplated by any of the foregoing (collectively, the "Sale Transactions") (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (x) violate any Requirement of Law or Contractual Obligation of such Seller except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or (y) result in the creation or imposition of any Lien upon any of its property or assets, except for Liens created under this Agreement and Liens created in connection with the sale by the Company of the Receivables as contemplated by the Pooling Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the sales hereunder or with the execution, delivery, performance, validity or enforceability of the this Agreement and the other Sale Documents to which it is a party by or against such Seller other than (i) those which have duly been obtained or made and are in full force and effect on such Effective Date,
             (ii) any filings of UCC-1 financing statements (or similar instruments as may be necessary or advisable in the Provinces of Quebec and Ontario and such other Provinces of Canada where Obligors of Receivables sold by such Seller hereunder are located) necessary to perfect the Company's ownership interest in the Receivables and the Related Property, (iii) those that may be required under state securities and "blue sky" laws in connection with the offering or sale of Certificates and (iv) any such consent, authorization, filing, notice or other act the absence of which would not reasonably be likely to have a Material Adverse Effect.

                       (c) Enforceability. Each of this Agreement and each of the other Sale Documents to which it is a party has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                       (d) Capitalization. Except with respect to C&A Products, all of its Capital Stock is owned directly or indirectly by C&A Products.

                       (e)  Material Litigation; Compliance with Laws.
             (i) Except as described in the Annual Report on Form 10-K of Collins & Aikman Corporation, any Quarterly Report on Form 10-Q of Collins & Aikman Corporation or any Current Report on Form 8-K of Collins & Aikman Corporation there are not any actions, suits or proceedings at law or in equity or by or before any court or Governmental Authority or labor controversies now pending or, to the knowledge of such Seller, threatened against it or any of its properties or rights as to which there is a reasonable possibility of an adverse determination or effect and which (A) if adversely determined, could individually or in the aggregate result in a Material Adverse Effect, or (B) involve this Agreement, any of the other Sale Documents, any other Transaction Document to which such Seller is a party or any of the transactions contemplated hereby or thereby.

                       (ii) It is not in default under or with respect to any law, order, judgment, writ, injunction, decree, rule or regulation of any Governmental Authority where such default could reasonably be likely to have a Material Adverse Effect. The sales hereunder and the use of the proceeds thereof will not violate any applicable law or regulation or violate or be prohibited by any judgment, writ, injunction, decree or order of any court or Governmental Authority or subject such Seller to any civil or criminal penalty or fine. No Purchase Termination Event or Potential Purchase Termination Event with respect to such Seller has occurred and is continuing.

                       (f) Agreements. (i) It is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in (A) a material adverse effect on the business, operations, property or condition (financial or otherwise) of C&A Products and its Subsidiaries taken as a whole, (B) a material impairment of the ability of such Seller to perform its obligations under the Transaction Documents, (C) a material impairment of the validity or enforceability of any of the Transaction Documents against any of the Sellers or any Servicing Party, or (D) a material impairment of the interests, rights or remedies of the Trustee or the Investor Certificateholders.

                       (ii) It is not in default in any manner under any of its Contractual Obligations in any respect which could be reasonably likely to have a Material Adverse Effect.

                       (g) Tax Returns. It has filed or caused to be filed all Federal, and all material state, local and foreign, tax returns required to have been filed by it and has paid or caused to be paid all taxes shown thereon to be due and payable, and any assessments in excess of $2,000,000 in the aggregate received by it, except taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books and taxes, assessments, charges, levies or claims in respect of property taxes for property that it has determined to abandon where the sole recourse for such tax, assessment, charge, levy or claim is to such property. It has paid in full or made adequate provision (in accordance with GAAP) for the payment of all taxes due with respect to the periods ending on or before January 28, 1995, which taxes, if not paid or adequately provided for, would be reasonably likely to have a Material Adverse Effect. The tax returns of such Seller have been examined by relevant Federal tax authorities for all periods through January 26, 1985, and all deficiencies asserted as a result of such examinations have been paid. Except as set forth on
             Schedule 4, as of the Effective Date, with respect to such Seller, (i) no material claims are being asserted in writing with respect to any taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested, (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority and (iv) no currently pending issues have been raised in writing by the Internal Revenue Service or any other taxing authority. For purposes of this paragraph, "taxes" shall mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any Governmental Authority.

                       (h) Employee Benefit Plans. If such Seller is incorporated in the United States, each of such Seller and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to each Plan of such Seller or any of its ERISA Affiliates except for such noncompliance which could not reasonably be expected to result in a Material Adverse

             Effect. No Reportable Event has occurred as to which such Seller or any of its ERISA Affiliates was required to file a report with the PBGC, other than reports for which the 30 day notice requirement is waived, reports that have been filed and reports the failure of which to file would not reasonably be expected to result in a Material Adverse Effect and, as of the Effective Date, the present value of all benefit liabilities under each Plan of such Seller or any of its ERISA Affiliates (on a termination basis and based on those assumptions used to fund such Plan) did not, as of the last annual valuation report applicable thereto, exceed by more than $10,000,000 the value of the assets of such Plan. Neither such Seller nor any of its ERISA Affiliates has incurred or could reasonably be expected to incur any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect. Neither such Seller nor any of its ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

                       (i) Fraudulent Transfer. Such Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud its present or future creditors and is receiving reasonably equivalent and fair value for the Receivables being transferred hereunder.

                       (j) Solvency. The fair salable value of the assets of such Seller exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Seller. The assets of such Seller do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Such Seller does not intend to, or believe that it will, incur debts beyond its ability to pay such debts as they mature.

                       (k)  Absence of Certain Restrictions.  No
             Contractual Obligation of such Seller or any of its Subsidiaries will prohibit or materially restrain, or have the effect of prohibiting or materially restraining, or imposing materially adverse conditions upon, the sale of Receivables and Related Property or the granting of Liens as contemplated by the Transaction Documents.

                       (l) Indebtedness to Company. Immediately prior to consummation of the transactions contemplated hereby on such Effective Date, it had no outstanding Indebtedness to the Company other than amounts permitted by the Sale Documents.

                       (m) Lockboxes. Set forth in Schedule 2 is a complete and accurate description as of the Effective Date of each Lockbox Account currently maintained by such Seller. Each of the Lockbox Agreements, once entered into, shall be the legal, valid and binding obligation of each Seller party thereto, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

                       (n) Filings. On or prior to such Effective Date, all filings and other acts necessary or advisable (including but not limited to all filings and other acts necessary or advisable under the UCC or any other similar law of each relevant jurisdiction) shall have been made or performed in order to grant the Company a first priority perfected ownership interest in respect of all Receivables.

                       (o) Receivables Documents. Upon the delivery, if any, by such Seller to the Company of licenses, rights, computer programs, related materials, computer tapes, disks, cassettes and data relating to the administration of the Purchased Receivables pursuant to subsection 5.14(d)(v), the Company shall have been furnished with all materials and data necessary to permit immediate collection of the Purchased Receivables without the participation of any Seller in such collection.

                       (p) Chief Executive Office. The chief executive office of such Seller is listed opposite its name on
             Schedule 1, which office is the place where such Person is "located" for the purposes of Section 9-103(3)(d) of the UCC of the State of New York, or, if applicable, for purposes of the relevant provincial laws of Canada, and the offices of such Seller where such Seller keeps its records concerning the Receivables are also listed in said Schedule opposite its name (or at such other locations, notified to the Company in accordance with Section 5.6, in jurisdictions where all actions required by subsection 5.14(a) have been taken and completed) and there have been no other such locations during the four months preceding the date of this Agreement.

                       (q) Bulk Sales Act. No transaction contemplated hereby with respect to such Seller requires compliance with, or will be subject to avoidance under any bulk sales act or similar law.

                       (r) Names. Such Seller does not use any trade name other than its actual corporate name and the trade names set forth in Exhibit E hereto. Except as set forth in Exhibit E hereto, from and after the date that fell five years before the date hereof, such Seller has not been known by any legal name other than its corporate name as of the date hereof, nor has it been the subject of any merger or other corporate reorganization.

                       4.2 Representations and Warranties of the Sellers Relating to the Agreement and the Receivables. Each Seller hereby represents and warrants to the Company on the related Effective Date and on each Payment Date that with respect to the Receivables being paid for as of such date:

                            (a)  Receivables Description.  The
             microfiche, printed or typed list or computer file delivered pursuant to subsection 3.1(b)(iv) is an accurate and complete listing in all material respects of all its Receivables as of the date indicated therein and the information contained therein with respect to the identity of such Receivables is true and correct in all material respects as of such date.

                            (b)  Eligible Receivable.  Each Receivable
             sold by it hereunder and designated on a Daily Report to be an Eligible Receivable will be, at its respective Payment Date, an Eligible Receivable. The aggregate outstanding Principal Amount of Eligible Receivables sold by it on any Payment Date is correctly set forth on the Seller Daily Report with respect to such Seller and with respect to such Payment Date.

                            (c)  Title; No Liens.  Other than with
             respect to Receivables which such Seller states in writing (in the applicable Seller Daily Report or otherwise) are not Eligible Receivables on such date, such Seller is the sole legal and beneficial owner of its Receivables, and upon the sale of each Receivable of such Seller, the Company will become the sole legal and beneficial owner of such Receivable, free and clear of any Liens (except for Liens granted by such Seller in favor of the Company and the interest in such Purchased Receivables sold and the security interest therein granted by the Company to other Persons pursuant to the Pooling Agreement), and no effective financing statement or other instrument similar in effect covering all or any part of such Purchased Receivable,

             Related Property or Collections with respect thereto will at such time be on file against such Seller in any filing, recording office or similar office, except such as have been filed in favor of the Company in accordance with this Agreement.

                            (d) Treatment as Sales. Such Seller intends to treat the transfer of the Receivables to the Company as a sale of the Receivables for all tax, accounting and regulatory purposes.


                                       ARTICLE V

                                 AFFIRMATIVE COVENANTS

                       Each Seller hereby agrees that, so long as there
             are any amounts outstanding with respect to Purchased Receivables previously sold by such Seller to the Company or until an Early Termination with respect to such Seller, whichever is later, such Seller or the Master Servicer on behalf of such Seller shall:

                       5.1 Certificates; Other Information. Furnish to the Company and each Rating Agency:

                            (a) not later than 120 days after the end of each fiscal year and not later than 90 days after the end of each of the first three fiscal quarters of each fiscal year, a certificate of a Responsible Officer of the Master Servicer stating that, (i) such Responsible Officer has supervised the review and (ii) to the best of such Responsible Officer's knowledge (after due inquiry), such Seller during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every condition, contained in the Sale Documents to which it is a party to be observed, performed or satisfied by it in all material respects, and that such Responsible Officer has obtained no knowledge of any Purchase Termination Event or Potential Purchase Termination Event except as specified in such certificate; and

                            (b)  promptly, such additional financial and
             other information as the Company may from time to time reasonably request.

                       5.2 Compliance with Laws, etc. Comply in all material respects with all Requirements of Law and Contractual Obligations affecting the collectibility of the Purchased Receivables and the performance by such Seller, in all material respects, of its obligations under this Agreement and the other Transaction Documents to which it is a party, except to the extent such compliance would result in a violation of a Requirement of Law or Contractual Obligation, as the case may be.

                       5.3 Preservation of Corporate Existence. Do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence and maintain such legal existence separate from that of the Company and (ii) preserve and maintain its rights, franchises and privileges in the jurisdiction of its incorporation or amalgamation, and qualify and remain in good standing as a foreign corporation in the jurisdiction where its chief executive office is located and in each other jurisdiction where the failure to preserve and maintain such rights, franchises, privileges and qualification would be reasonably likely to have a Material Adverse Effect; provided that any Seller may be merged or consolidated with or into any other Seller or C&A Products. Nothing contained herein shall restrict in any manner the ability of any Seller to change the jurisdiction of its incorporation or the location of its chief executive office; provided, however, that no Seller shall change the location of its chief executive office to a state which is within the Tenth Circuit unless it delivers an opinion of counsel reasonably acceptable to the Rating Agencies to the effect that Octagon Gas Systems, Inc. v. Rimmer, 995 F.2d 948 (10th Cir. 1993) is no longer controlling precedent in the Tenth Circuit.

                       5.4 Visitation Rights. At any reasonable time during normal business hours and from time to time, in each case upon reasonable notice to such Seller and the Master Servicer, permit (i) the Company, or any of its agents or representatives, (A) to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of each Seller relating to the Purchased Receivables and Related Property hereunder and (B) following the termination of the appointment of C&A Products as Master Servicer or of such Seller as Servicer with respect to the Purchased Receivables, to be present at the offices and properties of such Seller to administer and control the collection of amounts owing on the Purchased Receivables and (ii) the Company, or any of its agents or representatives, to visit the properties of such Seller for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of such Seller relating to the Purchased Receivables or such Seller's performance hereunder with any of its officers or directors and with its independent certified public accountants (subject to any requirements of confidentiality imposed by law or contract).

                       5.5 Keeping of Records and Books of Account. Maintain and implement, or cause to be maintained or imple-mented, administrative and operating procedures reasonably necessary or advisable for the collection of amounts owing on all Purchased Receivables, and, until any delivery to the Company, keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of amounts owing on all such Purchased Receivables and the Related Property with respect thereto.

                       5.6 Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps the records concerning the Purchased Receivables (and all original documents relating thereto), and, in the case of the Canadian Seller, its legal head office, at the locations referred to for it on Schedule 1 hereto or upon 30 days' prior written notice to the Company, at such other locations in a jurisdiction where all action required by subsection 5.14(a) shall have been taken and completed and be in full force and effect, provided that the Rating Agencies shall be notified of any such changes in location and such location is not in a state which is within the Tenth Circuit unless such Seller delivers an opinion of counsel reasonably acceptable to the Rating Agencies to the effect that Octagon Gas Systems, Inc. v. Rimmer, 995 F.2d 948 (10th Cir. 1993) is no longer controlling precedent in the Tenth Circuit.

                       5.7 Computer Files. At its own cost and expense, retain the ledger used by such Seller as a master record of the Obligors and retain copies of all documents relating to each Obligor as custodian and agent for the Company and other Persons with interests in the Purchased Receivables and mark the computer tape or other physical records of the Purchased Receivables to the effect that interests in the Purchased Receivables existing with respect to the Obligors listed thereon have been sold to the Company and that the Company has sold an interest therein and, subsidiarily, has granted a security interest therein in the Company's retained interest therein.

                       5.8  Policies.  Perform its obligations in
             accordance with and comply in all material respects with the Policies, as amended from time to time in accordance with the Transaction Documents, in regard to the Purchased Receivables and the Related Property except to the extent that failure to so comply would not be reasonably likely to have a Material Adverse Effect with respect to such Seller.

                       5.9 Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books, or
             (b) the failure to so pay, discharge or satisfy all such obligations would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and would not subject any of its properties to any Lien prohibited by
             Section 6.1.

                       5.10 Collections. Instruct each Obligor to make payments in respect of its Receivables to a Lockbox or a Lockbox Account in accordance with the standard Lockbox procedure of the Lockbox Processor or its agent or by wire transfer to the applicable Collection Account.

                       5.11  Furnishing Copies, etc.  (a)  Furnish to the
             Company:

                            (i)  within five Business Days of the
             Company's request, but no more than once each month, a certificate of the chief financial officer of such Seller or of the Master Servicer on behalf of such Seller certifying, as of the date thereof, to the best knowledge of such officer, that no Purchase Termination Event has occurred and is continuing and setting forth the computations used by the chief financial officer of such Seller in making such determination or if one has so occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

                           (ii)  promptly upon a Responsible Officer of
             such Seller obtaining knowledge of the occurrence of any Purchase Termination Event or Potential Purchase Termination Event, written notice thereof;

                          (iii)  promptly following request therefor,
             such other information, documents, records or reports regarding or with respect to the Purchased Receivables of the applicable Seller, as the Company may from time to time reasonably request;

                           (iv)  promptly upon a Responsible Officer of
             such Seller or the Master Servicer obtaining knowledge of the occurrence thereof, written notice of any event of default or default under any other Sale Document;

                            (v)  promptly upon a Responsible Officer of
             such Seller or the Master Servicer obtaining knowledge of the occurrence thereof, written notice of any development that has resulted in a Material Adverse Effect; and

                           (vi)  promptly upon determining that any
             Purchased Receivable designated as an Eligible Receivable on the applicable Daily Report or Monthly Settlement Statement was not an Eligible Receivable as of the date provided therefor, written notice of such determination.

                            (b)  Furnish to the Rating Agencies copies of
             (i) all filings by Collins & Aikman Corporation with the Securities and Exchange Commission, (ii) all quarterly press releases issued by Collins & Aikman Corporation and (iii) all notices delivered pursuant to clauses (a)(ii), (iv) and
             (v) above.

                       5.12 Obligations with Respect to Obligors and Receivables. Take all actions on its part reasonably neces-sary to maintain in full force and effect its material rights under all contracts relating to the Purchased Receiv-ables.

                       5.13 Responsibilities of the Sellers. Notwith-standing anything herein to the contrary, (i) each Seller shall perform or cause to be performed all its obligations under the Policies related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been transferred to the Company hereunder, (ii) the exercise by the Company of any of its rights hereunder shall not relieve any Seller of its obligations with respect to such Purchased Receivables and (iii) except as provided by law, the Company shall not have any obligation or liability with respect to any Purchased Receivables, nor shall the Company be obligated to perform any of the obligations or duties of any Seller thereunder.

                       5.14  Further Action.  In addition to the
             foregoing:

                            (a)  Each Seller agrees that from time to
             time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in such Seller's reasonable judgment or that the Company may reasonably request, in order to more fully effect the purposes of this Agreement and the transfer of the Receivables hereunder, to protect or more fully evidence the Company's right, title and interest in the Purchased Receivables, or to enable the Company to exercise or enforce any of its rights in respect thereof. Without limiting the generality of the foregoing, each Seller will upon the request of the Company and as otherwise necessary to fully effect the purposes of this Agreement (i) execute and file such financing, financing change or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or, in the opinion of the Company, advisable, (ii) indicate on its books and records that the Purchased Receivables have been purchased by the Company and that the Company has sold an interest therein pursuant to the Pooling Agreement and, subsidiarily, has granted a security interest therein in the Company's retained interest, and provide to the Company, upon request, copies of any such records, and (iii) obtain the agreement of any Person having a Lien on any Receivables owned by any Seller (other than any Lien created or imposed hereunder or under the Pooling Agreement or any Permitted
             Lien) and take any steps necessary to release such Lien upon the purchase of any such Receivables by the Company.

                            (b)  Each Seller hereby irrevocably
             authorizes the Company to file one or more financing or continuation statements (and other similar instruments), and amendments thereto, relative to all or any part of the Purchased Receivables and the Related Property sold or to be sold by such Seller without the signature of such Seller to the extent permitted by applicable law.

                            (c)  If any Seller fails to perform any of
             its agreements or obligations under this Agreement, the Company may (but shall not be required to) perform, or cause performance of, such agreements or obligations, and the expenses of the Company incurred in connection therewith shall be payable by such Seller as provided in Section 9.3.

                            (d)  Each Seller agrees that, upon the
             occurrence and during the continuation of a Purchase
             Termination Event or a Servicer Default:

                       (i) the Company (and its assignees) shall have the right at any time to notify, or require that any Seller at such Seller's expense notify, the respective Obligors of the Company's ownership of the Purchased Receivables and Related Property and may direct that payment of all amounts due or to become due under the Purchased Receivables be made directly to the Company or its designee (and the Company shall notify each Rating Agency of such action);

                      (ii) the Company (and its assignees) shall have the right to (A) sue for collection on any Purchased Receivables or (B) sell any Purchased Receivables to any Person for a price that is acceptable to the

                  Company pursuant to the Pooling Agreement. If required by the terms of Section 9-504 or 9-505 of the UCC (or analogous provisions of any other similar law applicable to the Receivables), the Company (and its assignees) may offer to sell any Purchased Receivable to any Person, together, at its option, with all other Purchased Receivables created by the same Obligor. Any Purchased Receivable sold hereunder (other than pursuant to the Pooling Agreement) shall cease to be a Receivable for all purposes under this Agreement as of the effective date of such sale;

                     (iii) each Seller shall, upon the Company's written request and at such Seller's expense, (A) assemble all such Seller's documents, instruments and other records (including credit files and computer tapes or disks) that (1) evidence or will evidence or record Receivables sold by such Seller and (2) are otherwise necessary or desirable to effect Collections of such Purchased Receivables (collectively, the "Documents") and (B) deliver the Documents to the Company or its designee at a place designated by the Company. In recognition of each Seller's need to have access to any Documents which may be transferred to the Company hereunder, whether as a result of its continuing business relationship with any Obligor for Receivables purchased hereunder or as a result of its responsibilities as Servicer, the Company hereby grants to the applicable Seller an irrevocable license to access the Documents transferred by such Seller to the Company and to access any such transferred computer software in connection with any activity arising in the ordinary course of such Seller's business or in performance of such Seller's duties as Servicer, provided that such Seller shall not disrupt or otherwise interfere with the Company's use of and access to the Documents and its computer software during such license period;

                      (iv) each Seller hereby grants to the Company an irrevocable power of attorney (coupled with an interest) to take any and all steps in such Seller's name necessary or desirable, in the reasonable opinion of the Company, to collect all amounts due under the Purchased Receivables, including, without limitation, endorsing such Seller's name on checks and other instruments representing Collections, enforcing the Purchased Receivables and exercising all rights and remedies in respect thereof; and

                       (v) upon written request of the Company, each Seller will (A) deliver to the Company all licenses, rights, computer programs, related material, computer tapes, disks, cassettes and data necessary to the immediate collection of the Purchased Receivables by the Company, with or without the participation of any Seller (excluding software licenses which by their terms are not permitted to be so delivered, provided that such Seller shall use its reasonable efforts to obtain the consent of the relevant licensor to such delivery) and (B) make such arrangements with respect to the collection of the Purchased Receivables as may be reasonably required by the Company.

                       5.15 Certain Procedures. Each Seller shall take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken in order to (a) ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct in all material respects with respect to such Seller and (b) comply with those procedures described in such provisions which are applicable to such Seller.


                                      ARTICLE VI

                                  NEGATIVE COVENANTS

                       Each Seller hereby agrees that, so long as there
             are any amounts outstanding with respect to Purchased Receivables previously sold by such Seller to the Company or until an Early Termination with respect to such Seller, whichever is later, such Seller shall not, directly or indirectly:

                       6.1 Liens. Except as otherwise herein provided, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Receivables or Related Property, or assign any right to receive proceeds in respect thereof except for Liens created or imposed hereunder or under the Pooling Agreement.

                       6.2  Extension or Amendment of Receivables.
             Extend, make any Dilution Adjustment to, rescind, cancel, amend or otherwise modify, or attempt or purport to extend, amend or otherwise modify, the terms of any Purchased Receivables, except (a) in accordance with the terms of the Policies, (b) as required by any Requirement of Law or
             (c) in the case of Dilution Adjustments, upon making a Seller Adjustment Payment pursuant to Section 2.5, provided that the applicable Servicer may cause Receivables to become Charge-Offs.

                       6.3 Change in Payment Instructions to Obligors. Except as otherwise provided in Section 5.14, instruct any Obligor of any Purchased Receivables to make any payments with respect to any Receivables other than, in accordance with Section 5.10, to a Lockbox, a Lockbox Account or by wire transfer to the applicable Collection Account; provided further, that, in accordance with Section 2.3 of the Servicing Agreement, (i) it may terminate any Lockbox Agreements or Lockbox Accounts and (ii) it may execute additional Lockbox Agreements or Lockbox Accounts and instruct Obligors to make payments in respect of any Receivables to such additional accounts.

                       6.4 Change in Name. Change its name, identity or corporate structure in any manner which would or might make any financing statement or continuation statement (or other similar instrument) relating to this Agreement seriously misleading within the meaning of Section 9-402(7) of the UCC, or impair the perfection of the Company's interest in any Receivable under any other similar law, without 30 days' prior written notice to the Company.

                       6.5 Policies. Make any change or modification (or permit any change or modification to be made) in any material respect to the Policies, except (i) if such changes or modifications are necessary under any Requirement of Law,
             (ii) if such changes or modifications would not reasonably be expected to have a material adverse effect on the interests of the Company or the collectibility of the Receivables or (iii) if the Rating Agency Condition is satisfied with respect thereto; provided, however, that if any change or modification, other than a change or modification permitted pursuant to clause (i) or (ii) above, would reasonably be expected to have a material adverse effect on the interests of the Investor Certificateholders of a Series which is not rated by a Rating Agency, the consent of the applicable Agent shall be required to effect such change or modification. The applicable Seller shall provide notice to each Rating Agency of any modification to the Policies.

                       6.6 Modification of Ledger. Delete or otherwise modify the marking on the ledger referred to in Section 5.7.

                       6.7  Business of the Sellers.   (a) Engage at any
             time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto or (b) fail to maintain and operate such business in substantially the manner in which it is presently conducted and operated if such failure would materially adversely affect the interests of the Company under the Transaction Documents.

                       6.8 Accounting of Purchases. Prepare any finan-cial statements which shall account for the transactions contemplated hereby (other than capital contributions, the Subordinated Notes and the Parent Note contemplated hereby) in any manner other than as sales of the Purchased Receivables by such Seller to the Company or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes and, where taxes are not consolidated, for tax reporting purposes, except as required by law) (other than capital contributions, the Subordinated Notes and the Parent Note contemplated hereby) in any manner other than as sales of the Purchased Receivables by such Seller to the Company.

                       6.9 Instruments. Take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in the State of New York or other similar statute or legislation) or any title in bearer form except in connection with the enforcement or collection of a Receivable.

                       6.10 Ineligible Receivables. Without the prior written approval of the Company, take any action to cause, or which would permit, an Eligible Receivable to cease to be an Eligible Receivable, except as otherwise expressly provided by this Agreement.


                                      ARTICLE VII

                              PURCHASE TERMINATION EVENTS

                       If any of the following events (herein called
             "Purchase Termination Events") shall have occurred and be continuing:

                            (a)  any Seller shall fail (i) to pay any
             amount due pursuant to Section 2.6 in accordance with the provisions thereof and such failure shall continue unremedied for a period of five Business Days from the earlier of (A) the date any Responsible Officer of such Seller obtains knowledge of such failure and (B) the date such Seller receives notice of such failure from the Company, the Master Servicer or the Trustee or (ii) to pay any other amount required to be paid by such Seller hereunder within two Business Days of the date when due; or

                            (b)  any Seller shall fail to observe or
             perform in any material respect any covenant or agreement applicable to it contained herein (other than as specified in paragraph (a) of this Article VII), provided that no such failure shall constitute a Purchase Termination Event under this paragraph (b) unless such failure shall continue unremedied for a period of 30 consecutive days from the date such Seller receives notice of such failure from the Company, the Master Servicer or the Trustee; or

                            (c)  any representation, warranty,
             certification or statement made or deemed made by any Seller in this Agreement or in any statement, record, certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been false or misleading in any material respect on or as of the date made or deemed made, provided, that a Purchase Termination Event shall not be deemed to have occurred under this paragraph (c) based upon a breach of any representation or warranty set forth in
             Section 4.2 if the Sellers shall have complied with the provisions of Section 2.6 in respect thereof; or

                            (d)  (i)  an involuntary proceeding shall be
             commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of any Seller or of a substantial part of the property or assets of any Seller under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Seller or for a substantial part of the property or assets of any Seller or (z) the winding-up or liquidation of any Seller; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) any Seller shall (t) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (u) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (d)(i) above, (v) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Seller or for a substantial part of the property or assets of such Seller, (w) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (x) make a general assignment for the benefit of creditors, (y) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (z) take any action for the purpose of effecting any of the foregoing; or

                            (e)  (i) there shall have occurred an Early
             Amortization Event (other than a Separate VFC Amortization Event) under the Pooling Agreement or any Supplement thereunder or the commencement of the Amortization Period under any Supplement (other than as a result of a Separate VFC Amortization Event) or (ii) any Seller has been terminated as a Servicer following a Servicer Default with respect to such Seller under the Servicing Agreement;

             then, (x) in the case of any Purchase Termination Event described in paragraph (d) above with respect to any Seller, automatically the obligation of the Company to purchase Receivables from such Seller shall thereupon terminate without notice of any kind, which is hereby waived by the Sellers, (y) in the case of a Purchase Termination Event described in paragraph (e)(i), automatically the obligations of the Company to purchase Receivables from any and all Sellers shall terminate without notice of any kind which is waived by the Sellers; provided that the Company and the Master Servicer, upon written notice to the Sellers, may waive such Purchase Termination Event and (z) in the case of any Purchase Termination Event, so long as such Purchase Termination Event shall be continuing, the Company may terminate its obligation to purchase Receivables from any or all of the Sellers by written notice to each such Seller (any termination pursuant to clause (x), (y) or (z) of this Article VII which affects a Seller is herein called an "Early Termination" with respect to such Seller); provided, however, in the event of an involuntary proceeding or petition as described in clause (d)(i) above, the Company shall not purchase Receivables from such Seller until such time, if any, as such involuntary petition or proceeding has been dismissed, provided that such dismissal shall have occurred within 60 days of the filing of such petition or the commencement of such proceeding.


                                     ARTICLE VIII

                          THE SUBORDINATED NOTES; PARENT NOTE

                       8.1 Subordinated Notes. On the initial Effective Date, the Company shall issue to the Sellers (i) a subordinated note substantially in the form of Exhibit A (the "U.S. Dollar Subordinated Note") and (ii) a subordinated note substantially in the form of Exhibit B (the "Canadian Dollar Subordinated Note"; each, a "Subordinated Note" and collectively, the "Subordinated Notes"). The aggregate principal amount of the Subordinated Notes at any time shall be equal to the difference between
             (a) the aggregate principal amount on the issuance thereof and each addition to the principal amount of each Subordinated Note with respect to each Seller pursuant to the terms of Section 2.3 minus (b) the aggregate amount of all payments made in respect of the principal of the Subordinated Notes. All payments made in respect of the Subordinated Notes shall be allocated among the Sellers by the Master Servicer. Each Seller's interest in the Subordinated Notes shall equal the sum of each addition thereto allocated to such Seller pursuant to subsection 2.3(c) less the sum of each repayment thereof allocated to such Seller. Interest on the principal amount of each Subordinated Note shall accrue at One-Month LIBOR plus 1.75% from and including the initial Effective Date and shall be paid on each Distribution Date with respect to amounts accrued and not paid as of the last day of the preceding Settlement Period and the maturity date thereof; provided, however, that accrued interest on a Subordinated Note which is not so paid may be added to the principal amount of such Subordinated Note. Principal not prepaid pursuant to the terms hereof and of the other Sale Documents shall be payable on the maturity date thereof. Default in the payment of principal or interest under either Subordinated Note shall not constitute a default or event of default or a Purchase Termination Event hereunder, a Servicer Default under any Servicing Agreement or an Early Amortization Event (other than a Separate VFC Amortization Event) under the Pooling Agreement or any Supplement thereto. The maturity date for the Subordinated Notes shall be no earlier than one year and one day after the later of
             (i) the last day of the Series 1 Amortization Period and
             (ii) the last day of the VFC Amortization Period.

                       8.2 Restrictions on Transfer of Subordinated Notes. Neither any Subordinated Note, nor any right of any Seller to receive payments thereunder, shall be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.

                       8.3 Parent Note. On the date hereof, the Company shall issue to C&A Products a subordinated note substantially in the form of Exhibit C (the "Parent Note"). The aggregate principal amount of the Parent Note at any time shall be equal to the difference between (a) the aggregate principal amount of each loan by C&A Products to the Company pursuant to the terms of Section 2.3 minus
             (b) the aggregate amount of all payments made to C&A Products in respect of the principal of such Parent Note. Interest on the principal amount of the Parent Note shall accrue at One-Month LIBOR plus 1.75% from and including the initial Effective Date and shall be paid on each Distribution Date with respect to amounts accrued and not paid as of the last day of the preceding Settlement Period and the maturity date thereof; provided, however, that accrued interest on the Parent Note which is not so paid may be added to the principal amount of the Parent Note. Principal not prepaid pursuant to the terms hereof and of the other Sale Documents shall be payable on the maturity date thereof. Default in the payment of principal or interest under the Parent Note shall not constitute a default or event of default or a Purchase Termination Event under this Agreement, a Servicer Default under a Servicing Agreement or an Early Amortization Event (other than a Separate VFC Amortization Event) under the Pooling Agreement or any Supplement thereto. The maturity date for the Parent Note shall be no earlier than one year and one day after the later of (i) the last day of the Series 1 Amortization Period and (ii) the last day of the VFC Amortization Period.

                       8.4 Restrictions on Transfer of Parent Note. Neither the Parent Note, nor any right of any Seller to receive payments thereunder, shall be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.


                                      ARTICLE IX

                                     MISCELLANEOUS

                       9.1 Further Assurances. (a) Each Seller agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably required or requested by the Company more fully to effect the purposes of this Agreement and the sales of the Receivables hereunder, including, without limitation, the execution of any financing statements or continuation statements (and other similar instruments) relating to the Receivables for filing under the provisions of the UCC (or any other similar law) of any applicable jurisdiction.

                       (b) From time to time at the request of a Seller, the Company shall deliver to such Seller such documents, assignments, releases and instruments of termination as such Seller may reasonably request to evidence the reconveyance by the Company to such Seller of a Receivable pursuant to the terms of subsection 2.1(b) or Section 2.6, provided that the Company shall have been paid all amounts due thereunder; and the Company and the Master Servicer shall take such action as such Seller may reasonably request, at the expense of such Seller, to assure that any such Receivable, the Related Property with respect thereto and the proceeds thereof do not remain commingled with Collections hereunder.

                       9.2 Payments. Each cash payment to be made by any of the Company or the Sellers hereunder shall be made on the required payment date and in immediately available funds at the office of the payee set forth below its signature hereto or to such other office as may be specified by either party in a notice to the other party hereto and (i) with respect to payments on account of Receivables denominated in Canadian Dollars, in Canadian Dollars except to the extent provided otherwise in Article II hereof and (ii) in all other cases, in U.S. Dollars.

                       9.3 Costs and Expenses. The Sellers, jointly and severally, agree (a) to pay or reimburse the Company for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Sale Documents and any other documents prepared in connection herewith and therewith, the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable fees and disbursements of counsel, (b) to pay or reimburse the Company for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any of the other Transaction Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Company, (c) to pay, indemnify, and hold the Company harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Seller in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, (d) to pay, indemnify, and hold the Company harmless from, any and all Canadian withholding taxes which may be imposed in respect of the Receivables or in connection with the Sale Transactions and (e) to pay, indemnify, and hold the Company harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (i) which may at any time be imposed on, incurred by or asserted against the Company in any way relating to or arising out of this Agreement or the transactions contemplated hereby or in connection herewith or any action taken or omitted by the Company under or in connection with any of the foregoing (all such other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements being herein called "Indemnified Liabilities") or (ii) which would not have been imposed on, incurred by or asserted against the Company but for its having purchased the Receivables hereunder, provided, that such indemnity shall not be available to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Company, and provided, further, that the Sellers shall have no obligation under this Section
             9.3 to the Company with respect to Indemnified Liabilities arising from (i) any action taken, or omitted to be taken, by a Servicer which is not an Affiliate of the Sellers,
             (ii) any Eligible Receivable which becomes a Charge-Off as a result of non-payment by the Obligor with respect thereto or
             (iii) any action taken by the Trustee or the Company at the direction of the Trustee in collecting from an Obligor. The agreements in this Section 9.3 shall survive the collection of all Receivables, the termination of this Agreement and the payment of all amounts payable hereunder.

                       9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Sellers and the Company and their respective successors (whether by merger, consolidation or otherwise) and assigns. Subject to satisfaction of the Rating Agency Condition, each Seller agrees that it will not assign or transfer all or any portion of its rights or obligations hereunder without the prior written consent of the Company. The Sellers acknowledge that the Company shall assign all of its rights hereunder to the Trustee. Each Seller consents to such assignment and agrees that the Trustee, to the extent provided in the Pooling Agreement, shall be entitled to enforce the terms of this Agreement and the rights (including, without limitation, the right to grant or withhold any consent or waiver) of the Company directly against such Seller, whether or not a Purchase Termination Event or a Potential Purchase Termination Event has occurred. Each Seller further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Trustee until all amounts due to the Investor Certificateholders are paid in full. The Trustee, on behalf of the Investor Certificateholders, shall have the rights of a third-party beneficiary under this Agreement.

                       9.5  Governing Law.  THIS AGREEMENT SHALL BE
             CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                       9.6 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

                       9.7  Amendments and Waivers.  Subject to
             satisfaction of the Rating Agency Condition, neither this Agreement nor any terms hereof may be amended, supplemented or modified except in a writing signed by the Company and any affected Seller; provided that there shall be no need to satisfy the Rating Agency Condition with respect to any amendment to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or to add any other provisions to or change in any manner or eliminate any of the provisions with respect to matters or questions raised under this Agreement which shall not be inconsistent with this Agreement. Notice of any such amendment shall be provided to each Rating Agency.

                       9.8  Severability.  Any provision of this
             Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                       9.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and C&A Products, and as set forth on Schedule 1 hereof in the case of the Sellers, or to such other address as may be hereafter notified by the respective parties hereto:

                  The Company:        Carcorp, Inc.
                                      P.O. Box 50102
                                      Henderson, Nevada  89106
                                      Attention: President
                                      Telecopier: (702) 598-3651


                  C&A Products:       Collins & Aikman Products Co.
                                      701 McCullough Drive
                                      Charlotte, North Carolina  28262
                                      Attention: Assistant Treasurer
                                      Telecopier: (704) 548-2314

                  with a copy to

                  Trustee:            Chemical Bank, as Trustee
                                      450 West 33rd Street
                                      15th Floor
                                      New York, New York  10001
                                      Attention: Structured Finance
                                                  Services - ABS
                                      Telecopier: (212) 946-3916

                       9.10  Counterparts.  This Agreement may be
             executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company.

                       9.11  Construction of Agreement as Security
             Agreement.

                            (a)  The parties to this Agreement intend
             that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Company and a sale by the applicable Seller of the Purchased Receivables and Related Property with respect thereto and not as a lending transaction. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, each Seller hereby grants to the Company a first priority security interest in all of such Seller's right, title and interest in, to and under (i) all Receivables then or now existing, as the case may be, and thereafter or hereafter arising, as the case may be, from time to time, (ii) all payment and enforcement rights (but none of the obligations) with respect to such Receivables, (iii) all Related Property in respect of such Receivables, (iv) all Collections with respect to (i), (ii) and (iii) and (v) for more certainty, the universality of all present and future assets listed in
             (i), (ii), (iii) and (iv) including all proceeds and payments in respect of any and all of the foregoing clauses (including proceeds that constitute property of the types described in said clauses and including Collections), to secure all such Seller's obligations hereunder and agrees to take such reasonable steps as are necessary to perfect such security interest.

                            (b)  This Agreement shall constitute a
             security agreement under applicable law.

                       9.12 Waivers of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER SALE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE-MENT AND THE OTHER SALE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
             SECTION 9.12.

                       9.13  Jurisdiction; Consent to Service of Process.
                  (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND
             UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER SALE DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COMPANY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER SALE DOCUMENTS AGAINST ANY SELLER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

                  (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

             AGREEMENT OR THE OTHER SALE DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY
             IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

                  (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN
             SECTION 9.9. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                       9.14 Addition of Sellers. Subject to Section 3.4 hereof and the terms and conditions of this Section 9.14, from time to time one or more additional Subsidiaries (whether now owned or hereafter acquired) of C&A Products may become Sellers hereunder and parties hereto. If any such Subsidiary wishes to become an additional Seller, it shall submit a request to such effect in writing to the Company. The Company, in its sole and absolute discretion, may agree to or deny any such request, provided that, if the Company shall have failed to respond to any such request within 30 days after receipt thereof, such request shall be deemed to have been denied. If the Company shall have agreed to any such request, such Subsidiary shall become an additional Seller hereunder and a party hereto on the related Seller Addition Date upon satisfaction of the conditions set forth in Section 3.4.

                       9.15  Optional Termination of a Seller.

                        (a) Any Seller may be terminated as a Seller
             hereunder on the date such Seller ceases to be a wholly owned direct or indirect Subsidiary of C&A Products, provided (i) that if the aggregate outstanding Principal Amount of Purchased Receivables sold by all Sellers which so cease to be wholly owned Subsidiaries at such time (together with the aggregate outstanding Principal Amount of Purchased Receivables sold by all Sellers which have been terminated pursuant to this Section 9.15 within the preceding 90 days)
             (x) exceeds 10% of the aggregate outstanding Principal Amount of all Purchased Receivables, the Rating Agency Condition shall have been satisfied and (y) is equal to or less than 10% of the aggregate outstanding Principal Amount of all Purchased Receivables either (A) the Rating Agency Condition shall have been satisfied or (B) the Seller Termination Condition shall have been satisfied and (ii) that no Purchase Termination Event or Potential Purchase Termination Event has occurred and is continuing, or would occur as a result thereof. From and after the date any such Seller ceases to be a wholly owned Subsidiary of C&A Products, the Company shall cease buying Receivables and

             Related Property from such Seller. Each such Seller shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the date on which there are no amounts outstanding with respect to Purchased Receivables previously sold by such Seller to the Company, whether such amounts have been repurchased, collected or written off in accordance with the Policies. Prior to such date, such Seller shall be obligated to perform its servicing and other obligations hereunder and under the Transaction Documents to which it is a party with respect to Purchased Receivables previously sold by such Seller to the Company, including, without limitation, its obligation to have directed Obligors to remit and deposit Collections into the appropriate Lockboxes.

                       To satisfy the "Seller Termination Condition," in
             connection with the optional termination of a Seller hereunder, the Master Servicer shall recalculate each of the Monthly Settlement Statements prepared for the preceding 12 Settlement Periods (or such lesser number of Settlement Periods as have elapsed since the Initial Closing Date), without giving effect to the Receivables generated by such terminated Seller and, if any one or more recalculated Monthly Settlement Statements indicate that the Series 1 Target Receivables Amount would have exceeded the Series 1 Allocated Receivables Amount (such excess, the "Recalculated Deficiency") for the applicable Settlement Period, the Master Servicer shall advise the Trustee of the highest resulting Recalculated Deficiency; thereafter, the Company shall be required to effect a Reduction in an amount at least equal to such highest Recalculated Deficiency in the manner provided for in Section 2.7 of the Series 1 Supplement. Further, all future Monthly Settlement Statements, shall be prepared without giving effect to the Receivables generated by such terminated Seller.

                       (b) From time to time the Sellers, or the Master Servicer on behalf of the Sellers, may request in writing that the Company designate one or more Sellers as Sellers that shall cease to be parties to this Agreement; provided that no Purchase Termination Event or Potential Purchase Termination Event has occurred and is continuing, or would occur as a result thereof; and provided further, that the Rating Agency Condition shall have been satisfied. Any such request shall specify the minimum aggregate Principal Amount of outstanding Purchased Receivables to have been sold by the Sellers to be so designated by the Company. The Company, in its sole and absolute discretion, shall, within 45 days of receipt of such request, select the Sellers to be so terminated, provided that the aggregate Principal Amount of outstanding Purchased Receivables previously sold by such Sellers shall be substantially equal to the Principal Amount specified in such request. Promptly after receipt of any such designation by the Company, the Sellers shall either
             (i) elect not to terminate such designated Sellers or (ii) select a date, which date shall not be later than 30 days after the date of receipt of such designation, as the "Sale Termination Date" for such designated Sellers. From and after such date, the Company shall cease buying Receivables and Related Property from such Sellers. Each such Seller shall be released as a Seller hereunder for all purposes and shall cease to be a party hereto on the date on which there are no amounts outstanding with respect to Purchased Receivables previously sold by such Seller to the Company, whether such amounts have been repurchased in the manner provided in clause (a) above, collected or written off in accordance with the Policies. Prior to such date, such Seller shall be obligated to perform its servicing and other obligations hereunder and under the Transaction Documents to which it is a party with respect to Purchased Receivables previously sold by such Seller to the Company, including, without limitation, its obligation to deposit Collections into the appropriate Lockboxes.

                       (c) A terminated Seller shall have no obligation to repurchase any Receivables other than Receivables previously sold by it to the Company which are subject to a Repurchase Event.

                       9.16 No Bankruptcy Petition. Each Seller and C&A Products by entering into this Agreement, and any present or future holder of a Subordinated Note or Parent Note, by its acceptance thereof, covenants and agrees that, prior to the date which is one year and one day after the later of (i) the last day of the Series 1 Amortization Period and (ii) the last day of the VFC Amortization Period, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

                       9.17 Termination. This Agreement will terminate at such time as (a) the commitment of the Company to purchase Receivables from all Sellers hereunder shall have terminated and (b) all Receivables purchased hereunder have been collected, and the proceeds thereof turned over to the Company and all other amounts owing to the Company hereunder shall have been paid in full or, if Receivables sold hereunder have not been collected, such Receivables have become Defaulted Receivables and the Company shall have completed its collection efforts in respect thereto; provided, however, that the indemnities of the Sellers to the Company set forth in this Agreement shall survive such termination and provided further, that, to the extent any amounts remain due and owing to the Company hereunder, the Company shall remain entitled to receive any collections on Receivables sold hereunder which have become Defaulted Receivables after it shall have completed its collection efforts in respect thereof.


                       9.18 Confidentiality. The Company agrees to keep strictly confidential all non-public information provided to it by each Seller pursuant to this Agreement, and shall not, without the prior written consent of the relevant Seller, disclose in any manner whatsoever, in whole or in part, and shall not use in any way other than for the purposes of this Agreement any such non-public information provided to it; provided that nothing herein shall prevent the Company from disclosing any such information (i) to the Trustee, (ii) if such information consists of any Monthly Settlement Statement, any financial statements of the Company, C&A Products or Collins & Aikman Corporation, any public filings of Collins & Aikman Corporation, any Annual Master Servicer's Certificate, any independent accountant's letter or any other information required to be delivered pursuant to Rule 144A under the Securities Act, to any Investor Certificateholder or any prospective Investor Certificateholder, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors in connection with the foregoing, (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Company or any Investor Certificateholder (provided that notice of such request or demand shall be furnished to the affected Seller a reasonable time prior to the time for compliance therewith unless such notice is legally prohibited or such Governmental Authority requests that such notice not be furnished to the Seller), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required of the Company or any Investor Certificateholder pursuant to any Requirement of Law (provided that notice of such order or requirement shall be furnished to the affected Seller a reasonable time prior to the time for compliance therewith unless such notice is legally prohibited or such court or Governmental Authority requests that such notice or requirement not be furnished to the Seller), (vi) which has been publicly disclosed other than in breach of this Agreement or (vii) in connection with the collection of any Purchased Receivable or the exercise of any remedy hereunder or under the Pooling Agreement.

                       9.19  Conversion of Currencies.  If, for the
             purposes of obtaining judgment in any court or tribunal with respect to any party hereto, it is necessary to convert any amount due under this Agreement in U.S. Dollars into Canadian Dollars, then the conversion shall be made at the Canadian Exchange Percentage on the day on which the judgment is given. In the event that the Canadian Exchange Percentage prevailing on the date of payment is different from the first-mentioned Canadian Exchange Percentage, such party shall pay such additional amount (if any) as may be necessary to ensure that the amount paid on such date of payment is the amount in such other currency which when converted at the Canadian Exchange Percentage prevailing on the date of payment is the amount then due under this Agreement in the currency in which it is due, together with all costs, charges and expenses of conversion. Any amount due from such party under this Section 9.19 shall be due as a separate obligation and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

                       9.20  Taxes and Deductions.  (a)   Any and all
             payments to be made by a Seller or a Servicing Party under this Agreement shall be made in full, without set-off or counterclaim, and free of and without deduction or withholding for or on account of any present or future Canadian taxes of any nature whatsoever imposed or levied upon or in respect of any such payments, provided that if the Seller, a Servicing Party or the Company shall be required by law to deduct or withhold any Canadian taxes from or in respect of any such payment, then:

                       (i) the payment or sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this subsection 9.20(a)) the recipient of such payment shall receive an amount equal to the amount it would have received if no deduction or withholding had been made; and

                       (ii) such Seller, Servicing Party or the Company
                  as the case may be, shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.

                       (b) The parties hereto hereby agree that, in conformity with the Excise Tax Act (Canada) and any provincial sales tax legislation, the Canadian Seller is the only person obliged in respect of the Receivables to remit any Canadian goods and services tax and Canadian provincial sales taxes and to file any returns in respect of such taxes with Canadian tax authorities. The parties hereto further agree that the Company does not assume in any manner whatsoever any obligation of the Canadian Seller to collect such taxes, make such remittances and file such returns, and that it is not contemplated by the parties that any such obligation is hereby assumed by the Company. The Canadian Seller hereby indemnifies the Company and holds it harmless from and against any assessments, claims or other demands for payment of such taxes by Canadian tax authorities, as well as interest and penalties. It is understood that all of the Canadian Seller's invoices in respect of its Receivables will bear the Canadian Seller's GST registration number.

                       9.21 Payments by Company. Whenever any provision in the Transaction Documents permits or obligates the Company to make a payment in cash, failure to make such payment shall not constitute a breach by the Company giving rise to any actionable claim against the Company to the extent that the Company has insufficient funds to make such payments from amounts properly distributed to the Company pursuant to the Pooling Agreement and any Supplement. The foregoing sentence shall not in any manner limit the ability of the Company to increase the principal amounts outstanding under the Subordinated Notes and the Parent Note in accordance with the terms of this Agreement.

                       IN WITNESS WHEREOF, the parties hereto have caused
             this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                      COLLINS & AIKMAN PRODUCTS CO.,
                                      as Master Servicer

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President, Controller,
                                                Acting Chief Financial Officer
                                                and Assistant Treasurer


                                      CARCORP, INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President, Secretary
                                                and Treasurer

                                      The Sellers:


                                      COLLINS & AIKMAN PRODUCTS CO.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President, Controller,
                                                Acting Chief Financial Officer
                                                and Assistant Treasurer



                                      COLLINS & AIKMAN FLOOR COVERINGS, INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President, Controller
                                                and Assistant Treasurer


                                      ACK-TI-LINING, INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President, Controller
                                                and Assistant Treasurer




                                      WCA CANADA INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Agent

                                      IMPERIAL WALLCOVERINGS, INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Acting Chief Financial Officer



                                      THE AKRO CORPORATION

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Acting Chief Financial Officer




                                      DURA CONVERTIBLE SYSTEMS, INC.

                                      By: Anthony Hardwick
                                         Name: Anthony Hardwick
                                         Title: Vice President


                       Jurisdiction of
Seller                 Incorporation    Location of Chief Executive Office      Office Where Records are Kept


Ack-Ti-Lining, Inc.         New York     210 Madison Avenue, 6th Floor, New      701 McCullough Drive, Charlotte, NC
                                                York, NY 10016                          28262

The Akro Corporation        Delaware     1212 7th Street SW, P.O. Box 8650,      701 McCullough Drive, Charlotte, NC
                                                Canton, OH  44711                       28262

Collins & Aikman Products   Delaware     701 McCullough Drive, Charlotte, NC     701 McCullough Drive, Charlotte, NC
Co.                                                    28262                            28262

Collins & Aikman Floor      Delaware     1735 Cleveland Road, Dalton, GA 30721   701 McCullough Drive, Charlotte, NC
Coverings, Inc.                                                                         28262

Dura Convertible Systems,   Delaware     1365 East Beecher Street, Adrian, MI    701 McCullough Drive, Charlotte, NC
Inc.                                                   49221                            28262

Imperial Wallcoverings,     Delaware     23645 Mercantile Road, Beachwood, OH    23645 Mercantile Road, Beachwood, OH
Inc.                                                   44122                            44122

WCA Canada Inc.             Ontario      150 Collins Street, Farnham, Quebec,    150 Collins Street, Farnham, Quebec,
                                                Canada  J2N 2R6                         Canada  J2N 2R6


The legal head office of WCA Canada Inc. is c/o Stikeman, Elliott, Commerce Court West, 53rd Floor, P.O. Box 85, Toronto, Ontario, Canada M5L 1B9.

                                      SCHEDULE 2

                                      LOCKBOXES

                                      SCHEDULE 3

                                DISCOUNTED PERCENTAGE


          The "Discounted Percentage" applicable to the Receivables purchased on any date shall equal the percentage obtained from the following formula:

                    100% - (A + B + C + D)

          all determined by the Company as of the related Payment Date,

          Where:

          A = Adjusted Loss Reserve Percentage, which as of such Payment Date will equal the ratio obtained by dividing (a) Charge-Offs (net of recoveries in respect of Charge-Offs) with respect to such Seller during the twelve-fiscal-month period immediately preceding the Distribution Date most recently preceding such Payment Date by (b) four times the aggregate amount of Collections during the three-fiscal-month period most recently preceding the Distribution Date most recently preceding such Payment Date with respect to Receivables originated by such Seller;

          B = Adjusted Yield Reserve Percentage, which as of such Payment Date will equal the amount obtained by dividing (a) the product of (i) 1.5, (ii) Days Sales Outstanding and (iii) the Adjusted Discount Rate by (b) 360;

          C = Servicing Reserve Percentage, which as of such Payment Date will equal 0.25%; and

          D = Processing Expense Reserve Percentage, which will equal 1/2% and reflects the cost of the Company's overhead, including costs of processing the purchase of Receivables and other normal operating costs and a reasonable profit margin.

          None of the elements of the above-referenced formula, in respect of any purchase of Receivables, will be adjusted following the related Payment Date.

          "Adjusted Discount Rate" means as of such Payment Date the sum of
          (a) the weighted average of (i) the weighted average rate of interest payable to the Investor Certificateholders with respect to the Aggregate Adjusted Invested Amount and (ii) the rate of interest payable to the Sellers with respect to the outstanding principal amount of the Subordinated Notes, to the Parent in respect of the Parent Note in each case as such rates are in effect as at the end of the fiscal month immediately preceding the Distribution Date most recent to such Payment Date and (b) the amount obtained by dividing (i) the aggregate amount of fees (other than the Monthly Servicing Fee) accrued pursuant to the Transaction Documents during the fiscal month immediately preceding the Distribution Date most recent to such Payment Date by (ii) the average outstanding Principal Amount of the Receivables during such fiscal month.

          With respect to each calculation set forth above with respect to a Distribution Date, such calculation as calculated on each Settlement Report Date and included in the applicable Monthly Settlement Statement shall remain in effect from and including the related Distribution Date to but excluding the following Distribution Date.

                                      SCHEDULE 4

                                     TAX MATTERS